Certified Public Accountants (a professional corporation) 50 West Broadway, Suite 600 Salt Lake City, UT 84101 (801) 532-7800 Fax (801) 328-4461
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 Amendment No. 2 of Investview, Inc. of our report dated June 29, 2018, relating to our audits of the March 31, 2018 and 2017 consolidated financial statements of Investview, Inc., which are appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.
Haynie & Company Salt Lake City, Utah March 8, 2019
An Association of Independent Accounting Firms